Exhibit 99

NOTICE OF ANNUAL MEETING OF THE

SHAREHOLDERS OF

FIRST WEST VIRGINIA BANCORP, INC.

Wheeling, West Virginia

March 13, 2007

TO OUR SHAREHOLDERS:

Please take notice that the Annual Meeting of Shareholders of First West Virginia Bancorp, Inc., a West Virginia corporation, will be held at the Warwood Office of Progressive Bank, N.A., 1701 Warwood Avenue, Wheeling, West Virginia, at 4:00 p.m., on April 10, 2007. Shareholders of record at the close of business on March 8, 2007 will be entitled to vote.

While the Board of Directors sincerely hopes that all of you will attend the meeting, we nevertheless urge you to COMPLETE, DATE, SIGN AND RETURN THE PROXY FORM, ENCLOSED, AS SOON AS POSSIBLE. A self-addressed stamped envelope is provided for that purpose. You should return the proxy whether or not you plan to attend the meeting in person. If you do attend the meeting, you may revoke the proxy and vote in person if you so desire.

The purposes of the Annual Meeting are as follows:

1.	To elect three directors for a term of three (3) years;

2.	To transact such other business as may lawfully be brought before the meeting.

By order of the Board of Directors.

/s/ Stephanie A. LaFlam
STEPHANIE A. LAFLAM Secretary

FIRST WEST VIRGINIA BANCORP, INC.

1701 Warwood Avenue, Wheeling, West Virginia 26003

PROXY STATEMENT

For Annual Meeting of Shareholders to be Held April 10, 2007

This proxy statement is furnished to the shareholders of First West Virginia Bancorp, Inc., (the “Company”), in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held April 10, 2007, and at all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This proxy statement and the enclosed form of proxy are first being mailed to shareholders on or about March 13, 2007.

Whether or not you expect to be personally present at the meeting, you are requested to fill in, sign, date and return the enclosed form of proxy. A proxy may be revoked at any time before it is voted at the meeting by executing a later dated proxy or by voting in person at the meeting, or by filing a written revocation with the judges of election. All shares represented by duly executed proxies in the accompanying form will be voted unless revoked prior to the voting thereof. The presence, in person or by proxy, of a majority of the outstanding shares of common stock is required to constitute a quorum.

The close of business on March 8, 2007 has been fixed as the record date for the determination of shareholders entitled to vote at the Annual Meeting of Shareholders. As of the record date, there were outstanding and entitled to be voted at such meeting 1,538,443 shares of common stock less 10,000 shares held in treasury. The holders of the common stock will be entitled to one vote for each share of common stock held of record on the record date. In the election for directors votes may be cumulated if a shareholder requests cumulative voting for directors at least 48 hours before the meeting. Please see Election of Directors and Voting, below.

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2006 accompanies this proxy statement.

The solicitation of this proxy is made by the Board of Directors of the Company. The solicitation will be by mail and the expense thereof will be paid by the Company. In addition, solicitation of proxies may be made by telephone or other means by directors, officers or regular employees of the Company.

I. Election of Directors

Nominees and Continuing Directors

The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. Three directors of the Company are to be elected to Class III, for terms expiring at the Annual Meeting in 2010 or until their respective successors have been elected and have qualified. Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below. Should any one or more of the nominees be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person or persons as the Board of Directors of the Company may recommend.

Directors are elected by majority of the votes voted. As required by West Virginia law, each share is entitled to one vote per nominee, unless a shareholder requests cumulative voting for directors at least 48 hours before the meeting. If a shareholder properly requests cumulative voting for directors, then each shareholder will have the right to vote the number of shares owned by that shareholder for as many persons as there are directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of directors multiplied by the number of shares owned shall equal, or to distribute them on the same principle among as many candidates as the shareholder sees fit. If any shares are voted cumulatively for the election of directors, the proxies, unless otherwise directed, shall have full discretion and authority to cumulate their votes and vote for less than all such nominees. For all other purposes, each share is entitled to one vote.

THIS BOARD OF DIRECTORS RECOMMENDS THAT

SHAREHOLDERS VOTE FOR THE NOMINEES FOR DIRECTOR

NOMINEES FOR CLASS III DIRECTORS TERMS TO EXPIRE AT THE 2010 ANNUAL MEETING	INITIAL ELECTION TO BOARD(1)
R. CLARK MORTON (78) - Attorney-at-Law, Retired Partner, Herndon, Morton, Herndon & Yaeger; Chairman of the Board and Director of Progressive Bank, N.A.	1965*
WILLIAM G. PETROPLUS (59) - Attorney-at-Law, Member/Partner, Petroplus & Gaudino; Director of Progressive Bank, N.A.	1998*
NADA E. BENEKE (51) - Sanitarian, Ohio County Health Department; President of the Beneke Corporation; and Director of Progressive Bank, N.A.	2001*

CLASS I DIRECTORS TERMS TO EXPIRE AT THE 2008 ANNUAL MEETING	INITIAL ELECTION TO BOARD(1)
LAURA G. INMAN (65) - Vice Chairman of the Board of the Company; Retired Bank Executive; Director of Progressive Bank, N.A.	1993

GARY W. GLESSNER (40) - Certified Public Accountant; President of Glessner & Associates, PLLC; Owner of GW Rentals, LLC; Owner of GIO, Inc.; Owner of Market House Bar & Grill; Director of Progressive Bank, N.A.

2005*
THOMAS L. SABLE (49) - Owner of Bellaire Hardware; Managing Partner, Summit Atlantic Group, LLC; Village Clerk/Auditor, Village of Bellaire; Director of Progressive Bank, N.A.	2005*

CLASS II DIRECTORS TERMS TO EXPIRE AT THE 2009 ANNUAL MEETING	INITIAL ELECTION TO BOARD(1)
SYLVAN J. DLESK (68) - Chairman of the Board, President and Chief Executive Officer of the Company; President and Chief Executive Officer of Progressive Bank, N.A.; Owner of Dlesk Realty and Investment Company; President of Dlesk, Inc.; President of Ohio Valley Carpeting, Inc.; Director of Progressive Bank, N.A.	1988
JAMES C. INMAN, JR. (65) - Retired Bank Executive; Director of Progressive Bank, N.A.	1993*
THOMAS A. NOICE (84) - Trustee-Treasurer, Belmont Community Hospital, Bellaire, Ohio; Retired Bank Executive; Director of Progressive Bank, N.A.	1988*

*	Denotes independent director, See Amex Company Guide, Sec 121 A. Independent Directors, attached as an appendix to this proxy statement.

Note: (1) Includes service with the Company’s predecessors.

Certain Business Relationships

Mr. Petroplus is an attorney with Petroplus & Gaudino, attorneys-at-law, of Wheeling, WV, which firm serves as general counsel to the Company. Attorney fees and costs paid for services rendered in 2006 were $8,005.25.

Mr. Morton is a retired attorney with Herndon, Morton, Herndon & Yaeger, attorneys-at-law, of Wheeling, West Virginia, which firm serves as special counsel to the Company. Attorney fees and costs paid for services rendered in 2006 were $10,772.25.

Dlesk Realty and Investment Company which is owned by Mr. Dlesk and his wife Rosalie J. Dlesk serves as a landlord to the Company’s subsidiary bank, Progressive Bank, N.A., under a lease agreement to rent property for use as a banking premises. Payments made in 2006 amounted to $61,400.04. Dlesk Realty and Investment Company also provides certain maintenance services to the banking premises. Payments made in 2006 amounted to $5,084.20. The Company also purchased four season tickets, suite access, parking permit and food service to West Virginia University football games from Dlesk Realty and Investment Company. The cost of such items in 2006 was $5,755.00.

Management believes that these payments were made on no more favorable terms or greater rates than would have been extended for third parties not otherwise affiliated with the Company or its subsidiary bank.

Board of Directors and Committees

There were 12 regular meetings of the Board of Directors of the Company during 2006. All directors attended at least 75 percent of such meetings. There were no special meetings in 2006. The standing committees of the Board include: Audit Committee, Nominating Committee and Corporate Governance/Human Resource and Compensation Committee.

Policy On Director Attendance At Shareholder Meetings

In order to fulfill their primary responsibilities, directors of the Company are expected to attend the annual meeting of shareholders and all board meetings, as well as all meetings on committees on which they serve. All of the directors of the Company attended the 2006 annual meeting of shareholders.

Compensation Committee Interlocks and Insider Participation

No family relationships exist between the Corporate Governance/Human Resource and Compensation Committee and the Company’s executive officers, nor do any of the directors of the Company serve on personnel committees of any other corporation.

Audit Committee

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to the shareholders, any governmental body, and others; the Company’s systems of internal control regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company’s auditing, accounting and financial reporting processes. The Audit Committee operates pursuant to a written charter, and the charter is attached as an appendix to this proxy statement. The committee met eight times during 2006. The independent members of the committee consist of non-salaried directors and presently include Thomas A. Noice, chairman, Nada E. Beneke, Gary W. Glessner, R. Clark Morton and Thomas L. Sable.

The Company’s Board of Directors has determined that Gary W. Glessner and Thomas A. Noice meet the requirements of an “audit committee financial expert” as defined by the Securities and Exchange Commission. The Board of Directors believes that both Mr. Glessner and Mr. Noice have the following five attributes to qualify as an “audit committee financial expert.” Mr. Glessner is a licensed Certified Public Accountant and Mr. Noice acquired these attributes through his various courses in accounting and finance at Ohio University and 43 years of general banking experience, including services as President of Farmers & Merchants National Bank in Bellaire, Ohio. These directors, through education and experience, have: an understanding of financial statements and generally accepted accounting principles; an ability to assess the general application of generally accepted accounting principles in connection with accounting for estimates, accruals and reserves; some experience in preparing, auditing, analyzing and evaluating financial statements that present a level of complexity of accounting issues comparable to the breadth of issues that could reasonably be expected to be presented by the Company’s financial statements; an understanding of internal controls; and, an understanding of audit committee functions. The Company believes that each member of the audit committee has sufficient knowledge in financial and auditing matters to serve on the committee. The committee has authority to engage legal counsel, other experts or consultants as it deems appropriate to carry out its responsibilities.

Report of the Audit Committee

The Audit Committee’s primary duties and responsibilities are to serve as an independent and objective monitor of the Company’s financial reporting process and internal control system; review and appraise the audit efforts of the Company’s independent accountants and internal auditing department; and to provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

The charter for the Audit Committee is reviewed annually. The committee met eight times during 2006. The Audit Committee reviewed and discussed the Company’s annual audited financial report with management. The

Committee discussed with independent auditors, S. R. Snodgrass A.C., who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380). The Committee also received and reviewed the written disclosures and the letter from independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent accountant the independent accountant’s independence. Additionally, the Audit Committee reviewed reports of the internal audit director concerning the results of the examinations of the accounting controls and procedures reviewed. The committee also reviewed various other matters pertaining to the business and operations of the Corporation during the year, including the scope and planning of the audits and the internal control procedures. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. The Audit Committee also recommended to the Board of Directors the appointment of S. R. Snodgrass, A.C. as the independent auditors for the Company for 2007.

March 1, 2007	Audit Committee: Thomas A. Noice, Chairman Nada E. Beneke Gary W. Glessner R. Clark Morton Thomas L. Sable

This report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless the Company specifically incorporates this report by reference. It will not otherwise be filed under such Acts.

Nominating Committee

The Board of Directors has established a formal nominating committee for the selection of directors of the Company, consisting of non-salaried directors and presently includes William G. Petroplus, chairman, Thomas A. Noice and Nada E. Beneke. The committee met one time during 2006. Each of the nominating committee’s members is independent as that term is defined by the American Stock Exchange. The nominating committee does have a charter. The Nominating committee charter requires that candidates for director should have certain minimum qualifications, including:

•	Directors should be of the highest ethical character;

•	Directors should have excellent personal and professional reputations in the Company’s market area;

•	Directors should be accomplished in their professions or careers;

•	Directors should be able to read and understand financial statements and either have knowledge of, or the ability and willingness to learn, financial institution law;

•	Directors should have relevant experience and expertise to evaluate financial data and provide direction and advice to the chief executive officer and the ability to exercise sound business judgment;

•	Directors must be willing and able to expend the time to attend meetings of the board of directors of the Company and the bank and to serve on board committees;

•

The board of directors will consider whether a nominee is independent, as legally defined. In addition, directors should avoid the appearance of any conflict and should be independent of any particular constituency and be able to serve all shareholders of the Company;

•	Because the directors of the Company also serve as directors of the bank, a majority of directors must be residents of West Virginia, as required by state banking law;

•

Directors must be acceptable to the Company’s and the bank’s regulatory agencies, including the Comptroller of the Currency, Federal Reserve Board, Federal Deposit Insurance Corporation and West Virginia Division of Banking and must not be under any legal disability which prevents them from serving on the board of directors or participating in the affairs of a financial institution;

•	Directors must own or acquire sufficient capital stock to satisfy the requirements of law and the bylaws of the bank; and,

•	Directors must be at least 21 years of age.

The board of directors of the Company reserves the right to modify these minimum qualifications from time to time, except where the qualifications are required by the laws relating to financial institutions.

The process of the nominating committee for identifying and evaluating nominees is as follows: In the case of incumbent directors whose terms are set to expire, the nominating committee considers the directors’ overall service to the Company during their term, including such factors as the number of meetings attended, the level of participation, quality of performance and any transactions between such directors of the Company and the bank. The nominating committee also reviews the payment history of loans, if any, made to such directors of the bank to ensure that the directors are not chronically delinquent and in default. The nominating committee considers whether any transactions between the directors and the bank have been criticized by any banking regulatory agency or the bank’s external auditors and whether corrective action, if required, has been taken and was sufficient. The nominating committee also confirms that such directors remain eligible to serve on the board of directors of a financial institution under federal and state law. For new director candidates, the nominating committee uses its network of contacts in the Company’s market area to compile a list of potential candidates. The nominating committee then meets to discuss each candidate and whether he or she meets the criteria set forth above. The nominating committee then discusses each candidate’s qualifications and chooses a candidate by majority vote.

The nominating committee will consider director candidates recommended by stockholders, provided that the recommendations are received at least 120 days before the next annual meeting of shareholders. In addition, the procedures set forth below are followed by stockholders for submitting nominations. The nominating committee does not intend to alter the manner in which it evaluates candidates, regardless of whether or not the candidate was recommended or nominated by a shareholder.

The Company’s bylaws provide that nominations for election to the board of directors, other than those made by or on behalf of the Company’s existing management, must be made by a shareholder in writing delivered or mailed to the President not less than 14 days nor more than 50 days prior to the meeting called for the election of directors; provided, however, that if less than 21 days’ notice of the meeting is given to shareholders, the nominations must be mailed or delivered to the president not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. The notice of nomination must contain the following information, to the extent known:

•	Name and address of proposed nominee(s);

•	Principal occupation of nominee(s);

•	Total shares to be voted for each nominee;

•	Name and address of notifying shareholder; and

•	Number of shares owned by notifying shareholder.

Nominations not made in accordance with these requirements may be disregarded by the chairman of the meeting and in such case the votes cast for each such nominee will likewise be disregarded. The nominees for election at this year’s meeting are three incumbent directors for Class III. No shareholder recommendations or nominations have been made.

Corporate Governance/Human Resource and Compensation Committee

The functions of the Corporate Governance, Human Resource and Compensation Committee are to review and recommend the annual salaries and bonuses of all executive officers; recommend the annual contribution to the employees’ profit sharing plan; and monitor the senior management and succession plans. The Committee reviews profitability of the Company and makes recommendations to the Board of Directors with regard to annual dividends to shareholders. The Committee also reviews director fees paid for attendance at board and committee meetings. The Board of Directors reviews the Committee recommendations for final action thereon. Company performance is considered in establishing the annual budget for salary increases and is the initial part of the review process. Company performance factors, including net income and return on equity, and individual performance are considered in setting annual bonuses. The Committee does have a charter. The Committee has authority to retain consultants and delegate authority if deemed necessary. The Committee met five times during 2006. The members of the Committee consist of non-salaried directors. The Committee members presently include Laura G. Inman, chairman, R. Clark Morton, Thomas A. Noice, and William G. Petroplus.

The Corporate Governance, Human Resource and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis found in this proxy statement with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Committee, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement to be delivered to shareholders. This report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless the Company specifically incorporates this report by reference. It will not otherwise be filed under such Acts. Based on the review and discussions referred to above, the Corporate Governance/Human Resource and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

March 6, 2007	Laura G. Inman, Chairman R. Clark Morton Thomas A. Noice William G. Petroplus

II. Executive Officer and Director Compensation

Compensation Discussion and Analysis

Overview of Compensation Program

The Corporate Governance, Human Resource and Compensation Committee (“the Committee”) of the Board is responsible for the establishment and review of the Company’s executive compensation program. The Committee endeavors to determine executive compensation in a manner designed to provide a competitive compensation package that will be attractive to potential new executives and which will also provide incentives for existing executive to stay with the Company and contribute toward the success of the Company. Ultimately, compensation is based on the overall performance of the Company.

The Committee conducts an annual base salary and bonus review of its executive officers and develops incentive compensation programs where appropriate. The Committee also reviews and develops recommendations for director compensation, including committee fees.

You will find a series of tables to follow under the heading Executive Compensation that contains specific information about compensation earned or paid in 2006 to the Company’s Chief Executive Officer and Chief Financial Officer serving as of December 31, 2006, who are sometimes referred to as “named executive officers” or “NEO’s”. The Company or its subsidiary did not have any other executive officers whose compensation was in excess of $100,000. The Committee strives to ensure that the total compensation paid to the NEO’s is fair, reasonable and competitive.

Compensation Philosophy and Objectives

The Company’s executive compensation program is designed to reward the achievement of annual, long-term, and strategic performance goals of the Company. This philosophy aligns the interests of its NEO’s with those of its shareholders, thereby improving shareholder value. The Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain quality officers in key positions and that compensation provided to key officers remains competitive relative to the compensation paid to similarly positioned executives in other similarly configured financial institutions.

Role of Executive Officers in Compensation Decisions

While the Committee makes all decisions related to executive compensation, the Chief Executive Officer will provide input regarding the annual performance of each executive officer of the Company and will make recommendations for proposed salary adjustments. The Chief Executive Officer is not involved in determining his own compensation. The Committee then is responsible for recommending to the Board of Directors of the Company, and subject to final approval of such recommendations by the Board of Directors of the Company, the annual salary, raise and bonus determinations for the executive officers of the Company.

Establishing Executive Compensation

Based upon the compensation philosophy and objectives noted above, the Committee believes that the executive compensation package is competitive with other similar financial institutions and is designed to motivate and reward the executive officers for their performance. The Committee may at its discretion consider salary surveys or as needed may obtain a report from an outside consultant to compare the Company’s compensation package with other similarly configured companies. During 2006, the Committee reviewed and considered a salary survey report provided by the West Virginia Bankers Association. This survey represented a total of thirty-five (35) member banks, thirty-one (31) of which are in the peer group representative of the Company’s subsidiary bank. This peer group had assets of less than $500,000,000. Fifty-five percent (55%) of such member banks represented in the salary survey were based in West Virginia. Based on the salary survey, salary ranges, from low, to median to high, were utilized by the Committee in determining appropriate levels of compensation.

The Company does not have a pre-established policy or target for the allocation between cash and non-cash compensation nor does it have a pre-established policy or target for the allocation of short or long term compensation. Annually, the Committee will review executive compensation and will determine the appropriate level and mix of compensation.

Executive Compensation Components

The Company’s compensation package as of December 31, 2006 consists of the following components: base salary, bonus, and retirement benefits. Each element is described below.

Base Salary

The NEO’s and other employees are provided with a base salary to compensate them for services rendered during the year. Base salary ranges were established for NEO’s and were determined based on their position and responsibility within the organization by using available market data for similarly configured positions which may be adjusted to reflect other duties and responsibilities. In determining the base salaries of the NEO’s, the Committee primarily gave consideration to the West Virginia Bankers Association salary survey described above, the NEO’s base salary on an individual basis and in relation to the other officers in the Company and the NEO’s performance of his/her duties and responsibilities.

Annually, the Committee reviews the base salary levels as part of the Company’s performance review process. Base salary levels for NEO’s may also be adjusted for promotions or upon a change in their duties and responsibilities. In 2006, the Committee increased Mr. Dlesk’s base salary as a result of his promotion from interim to permanent President and Chief Executive Officer of the Company and its subsidiary bank. The Committee also adjusted the salary level of other NEO’s based on the review of the individual’s performance of his/her duties and responsibilities and salary survey information.

Bonus

The determination of bonuses, as detailed below, is predicated on the Company’s earnings in the previous year, the increase in corporate net worth and individual executive officer performance. The Committee also is acutely aware that the purpose of our NEO’s is to generate earnings for the shareholders of the Company. Therefore, the Committee’s philosophy for its Executive Compensation Incentive Plan does not deviate from that avowed purpose. The plan consists of two basic steps. The first step is an earnings plateau which establishes the annual percentage return to the Company (based on corporate net worth) which was expected to be reached. The amount of return in excess of that expected percentage forms the basis for the bonus pool. The philosophy underlying this first earnings plateau is as follows.

Earnings to the extent of the determined percentage of corporate net worth are intended to provide for the following purposes:

(a)	Payment of income taxes thereon;

(b)	Payment of regularly established quarterly dividends;

(c)	Provide for increases in subsequent executive salaries attributable to inflation;

(d)	Provide for an increase to the regularly established quarterly dividend for the next year in the same percentage as the percentage of salary raises granted executives to compensate for inflation; and,

(e)	Provide for growth of corporate net worth.

Earnings in excess of that percentage of corporate net worth are available for distributions for bonuses to NEO’s excepting any extraordinary profits received from the sale of assets owned by the Company and its subsidiary, with the exception of the subsidiary’s ordinary investment portfolio. The second basic step of the plan apportions earnings in excess of the first plateau. The Committee has divided those excess earnings into five incremental categories. Beginning with the first $400,000.00 of such excess and for each increment thereafter, the Committee has determined what percentage will be paid as executive bonuses. In addition to bonus payments, from each such increment comes a percentage for payment of income taxes thereon, and a payment for dividends to shareholders and to provide for growth of corporate net worth. After the first $400,000.00 increment has been exhausted, the second category consists of the next $300,000.00 of such excess earnings. After that has been exhausted, the third category consists of the next $200,000.00 of such excess earnings. After that has been exhausted, the fourth category consists of the next $100,000.00 of such excess earnings. Finally, after that has been exhausted, the fifth category consists of all excess earnings over $1,000,000.00.

The underlying goal of the Committee’s determinations is to provide a strong incentive for all NEO’s to strive to increase the annual earnings of the Company for the benefit of its shareholders.

Bonuses are paid to NEO’s by the Company’s subsidiary bank, Progressive Bank, N.A. Decisions as to the issuance of a bonus and the amount paid in each year is determined by the Committee and is recommended to the Company’s Board of Directors. In 2006, the Committee determined that no bonuses were to be accrued or paid to its NEO’s under the Plan.

Retirement Benefits

Retirement benefits represent an important component of the Company’s compensation package as it provides financial security which promotes retention for its NEO’s. The Committee believes that its retirement program is comparable to other similarly situated banking institutions.

The Company maintains a noncontributory profit-sharing plan for all employees of its existing subsidiary bank who are 21 years of age or older, have worked for the bank in excess of one year, are not parties to a collective bargaining agreement and have completed a minimum of 1000 hours of service. This plan has received a favorable determination letter from the Internal Revenue Service. The Company makes contributions to the profit-sharing plan based upon a discretionary contribution ranging from zero percent to 15 percent of total compensation as fixed by appropriate action of the bank before the close of the year. This contribution is distributed according to a four-tiered integrated allocation formula. In the first tier, the allocation is made by taking three percent of each participant’s compensation. This amount is then distributed to the employee’s separate retirement accounts. In the second tier, any amount of the total contribution remaining undistributed by the first tier is then allocated and distributed by taking each participant’s compensation in excess of $22,500.00 and multiplying that amount by three percent. If Company contributions are insufficient to fund to this level, the Company will determine the uniform allocation percentage to allocate to those participants who have compensation in excess of the integration level of $22,500.00. The uniform allocation percentage is determined by taking the remaining contribution and dividing this amount by the total excess compensation of participants. In the third tier, any amount of the total contribution remaining undistributed by the first and second tier are allocated and distributed by taking each participant’s compensation plus the excess compensation and multiplying that amount by 1.3%. If Company contributions are insufficient to fund to this level, the Company will determine the uniform allocation percentage to allocate to those participants who have compensation in excess of the integration level and excess compensation. The uniform allocation percentage is determined by taking the remaining contribution and dividing this amount by the total compensation including excess compensation of participants. Any amount of the total contribution remaining undistributed by the first, second and third tier is then allocated and distributed to the employee’s retirement accounts on a pro rata basis based upon the percentage of each employee’s compensation compared to total compensation. Employees are entitled to the balances in their separate retirement accounts at either normal retirement age, disability or death, but the amount of such benefits cannot accurately be predicted due to the discretionary nature of the contributions. Contributions during 2006 amounted to $102,500.00, of which $24,218.67 accrued to the benefit of the NEO’s.

The Company’s profit sharing plan also includes a 401(k) feature. That feature qualifies as a tax-deferred savings plan under Section 401(k) of the Internal Revenue Code (The “401(k) Plan”) for all Company employees who are at least 21 years old, have completed a minimum of 1000 hours of service, and who have completed one year of service with the bank. Under the 401(k) Plan, eligible employees may contribute up to 50% of their gross salary to the 401(k) Plan or $15,000.00, whichever is less ($15,500.00 as of January 1, 2007). If an employee is age 50 or older and makes the maximum allowable deferral to the Plan, they are entitled to contribute an additional “catch-up contribution.” The catch-up contribution is intended to help eligible employees make up for smaller contributions made earlier in their careers. The maximum catch-up contribution for 2006 was $5,000.00 (maximum of $5,000 in 2007). Each participating employee is fully vested in contributions made by such employee. The bank has elected to provide a matching contribution for participants which elect to make employee 401(k) contributions. The matching contribution is 50% of the participant’s contribution up to 2% of the participant’s covered compensation and 25% of the participant’s contribution up to the next 2% of the participant’s covered compensation. The Company’s share of the contribution during 2006 was $22,494.00 of which $3,530.33 was for the benefit of the NEO’s.

Effective December 31, 2004, the Company froze its non-qualified deferred compensation plan arrangement with its executive officers and no further contributions are permitted to the plan. This plan was frozen as a result of tax law changes by the Internal Revenue Service and limited usage by its executive officers. Under the original plan arrangement, each executive officer was permitted to elect to defer up to 50 percent of their bonus. The executive officers in the plan are generally entitled to the balances in their separate deferred compensation accounts at either normal retirement age, disability or death, or other termination of employment.

Executive Compensation

The following table shows all compensation awarded to, earned by or paid to the Company’s President and Chief Executive Officer, Sylvan J. Dlesk, and to its Executive Vice President, Chief Administrative Officer, Chief Financial Officer and Treasurer, Francie P. Reppy, for all services rendered by them in all capacities to the Company and/or its subsidiary bank as of December 31, 2006. No other NEO’s had compensation in excess of $100,000 as of December 31, 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Annual Compensation
	Year	Salary		Bonus	All Other Compensation		Total
Sylvan J. Dlesk, (68) Chairman of the Board and President and Chief Executive Officer of the Company; President and Chief Executive Officer of Progressive Bank, N.A.	2006	$138,000.20		$0.00	$9,383.06	(2)(3)	$147,383.26
Francie P. Reppy, (46) Executive Vice President, Chief Administrative Officer, Chief Financial Officer and Treasurer of the Company, Executive Vice President, Chief Administrative Officer and Chief Financial Officer of Progressive Bank, N.A.	2006	$119,297.56	(1)	$0.00	$9,279.21	(2)	$128,576.77

Notes:

(1)	Includes amounts deferred at the officer’s election pursuant to the Company’s 401(k) Plan.

(2)	Includes contributions earned in 2006 and payable in 2007 to the Profit Sharing and 401(k) Plan.

(3)	Includes director fees received in 2006 of $3,875.00.

The following table reflects information for the executive officers related to the Company’s Profit Sharing contributions, vesting percentage and balance as of December 31, 2006.

Profit Sharing Plan Table

Name	Amount Earned in 2006 ($)	Vesting Percent (%)	Balance ($) (1) (2)
Sylvan J. Dlesk	$5,508.06	—	$—
Francie P. Reppy	$7,391.73	100%	$118,945.92

Notes

(1)	The balance in the Profit Sharing plan does not include the contribution earned in 2006 as it is paid in 2007.

(2)	The balance in the Profit Sharing plan reflects contributions paid by the Company and the earnings on such contributions.

The following table reflects information for each of the executive officers related to the Company’s non-qualified deferred compensation plan as of December 31, 2006.

Non-Qualified Deferred Compensation Table

Name	Aggregate Earnings in 2006 ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance ($)(2)
Sylvan J. Dlesk	$—	$—	$—
Francie P. Reppy	$8,668.86	$—	$116,493.51

Notes:

(1)	The aggregate earnings represent the change in market value between 2005 to 2006.

(2)	The aggregate balance represents the market value as of December 31, 2006.

Director Compensation

Each director of the Company is compensated at the rate of $700.00 per regular meeting and at the rate of $225.00 for each special meeting. The Company had no special meetings in 2006. Audit Committee members are compensated at the rate of $450.00 for five regular meetings and at the rate of $225.00 for any additional meetings. The Chairman of the Audit Committee receives additional compensation of $100.00 per quarter for services in that capacity. The Corporate Governance/Human Resource and Compensation and Nominating Committee members are compensated at the rate of $225.00 for attendance at each committee meeting, unless a special meeting is held following a regular meeting in which event there is no additional compensation at the special meeting.

The Company’s directors, who are also directors of its subsidiary bank, Progressive Bank, N.A., are paid $225.00 for attendance at each regular bank board or committee meeting.

The following table shows all compensation paid by the Company to directors for the year ended December 31, 2006.

Director Compensation Disclosure

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total
Nada E. Beneke(1)	$14,250.00	$0.00	$14,250.00
Sylvan J. Dlesk (2)	$3,875.00	$0.00	$3,875.00
Gary W. Glessner(3)	$13,125.00	$0.00	$13,125.00
James C. Inman, Jr.(4)	$14,025.00	$0.00	$14,025.00
Laura G. Inman(5)	$12,675.00	$0.00	$12,675.00
R. Clark Morton(6)	$17,400.00	$0.00	$17,400.00
Thomas A. Noice(7)	$16,675.00	$0.00	$16,675.00
William G. Petroplus(8)	$15,825.00	$0.00	$15,825.00
Thomas L. Sable(9)	$16,950.00	$0.00	$16,950.00

Notes:

(1)	Nada E. Beneke was compensated $11,325.00 and $2,925.00 for serving as director of the Company and Progressive Bank, N.A., respectively.

(2)

Sylvan J. Dlesk was compensated $2,075.00 and $1,800.00 for serving as director of the Company and Progressive Bank, N.A., respectively, prior to March 2006. Mr. Dlesk has not received compensation as a director since March, 2006.

(3)	Gary W. Glessner was compensated $11,100.00 and $2,025.00 for serving as director of the Company and Progressive Bank, N.A., respectively.

(4)	James C. Inman, Jr. was compensated $8,400.00 and $5,625.00 for serving as director of the Company and Progressive Bank, N.A., respectively.

(5)	Laura G. Inman was compensated $9,075.00 and $3,600.00 for serving as director of the Company and Progressive Bank, N.A., respectively.

(6)	R. Clark Morton was compensated $12,000.00 and $5,400.00 for serving as director of the Company and Progressive Bank, N.A., respectively.

(7)	Thomas A. Noice was compensated $13,300.00 and $3,375.00 for serving as director of the Company and Progressive Bank, N.A., respectively.

(8)	William G. Petroplus was compensated $10,200.00 and $5,625.00 for serving as director of the Company and Progressive Bank, N.A., respectively.

(9)	Thomas L. Sable was compensated $11,100.00 and $5,850.00 for serving as director of the Company and Progressive Bank, N.A., respectively.

III. Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and beneficial owners of more than 10 percent of the common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. Based on a review of the copies of Section 16(a) forms received by the Company, and on written representations from reporting persons concerning the necessity of filing a Form 5 - Annual Statement of Changes in Beneficial Ownership, the Company believes that all filing requirements applicable to reporting persons were met for the fiscal year ending December 31, 2006, except that a Form 4 - Statement of Changes in Beneficial Ownership for director Gary Glessner was filed one day late.

IV. Security Ownership of Management and Certain Beneficial Owners

Security Ownership of Management

The following table sets forth, as of February 13, 2007, the name and address of each director, nominee, principal Executive Officer and principal Financial Officer, the number of shares of Company stock beneficially owned, the percentage of stock so owned, and the percent of stock beneficially owned by all directors, nominee’s and NEO’s as a group. The “beneficial ownership” of a security by an individual is determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise noted, sole voting power and sole investment power with respect to the shares shown in the table below are held either by each individual listed or by such individual together with their spouse.

Name & Address	Shares of Stock Beneficially Owned (1)		Percent of Total (2)
Sylvan J. Dlesk Highland Park Wheeling, WV 26003	161,459	(8)	10.56%
James C. Inman, Jr. R.D. 1 Wellsburg, WV 26070	120,000	(9)	7.85%
Laura G. Inman R.D. 1 Wellsburg, WV 26070	120,000	(6)	7.85%
R. Clark Morton 129 Elm Street Wheeling, WV 26003	47,018	(3)	3.07%
Nada E. Beneke P.O. Box 4075 Wheeling, WV 26003	43,236	(5)	2.82%
William G. Petroplus 69-15th Street Wheeling, WV 26003	7,420	(4)	*
Thomas L. Sable 1333 Elm Street Bellaire, OH 43906	6,222	(7)	*
Gary W. Glessner 2084 National Road Wheeling, WV 26003	5,325		*
Thomas A. Noice 700 Orchard Lane St. Clairsville, OH 43950	1,864	(10)	*
Francie P. Reppy 1701 Warwood Avenue Wheeling, WV 26003	178		*
Officers and Directors as a Group (14 persons)	393,449		25.74%

*	Beneficial ownership does not exceed 1%.

Notes:

(1)	Includes service with the Company’s predecessors.

(2)

Beneficial ownership of First West Virginia common stock is stated as of February 13, 2007. Under rules of the Securities and Exchange Commission, persons who have power to vote or dispose of securities, either alone or jointly with others, are deemed to be the beneficial owners of such securities. Shares owned separately by spouses are included in the column totals but are identified in the footnotes which follow. Each person reflected in the table has both sole voting power and sole investment power with respect to the shares included in the table, except as described in the footnotes.

(3)	Includes 24,085 shares owned by Patricia H. Morton, his wife, and 12,048 shares owned jointly by R. Clark Morton and Patricia H. Morton.

(4)

Includes 808 shares owned jointly by William G. Petroplus and Sheree A. Petroplus; 403 shares owned by Sheree A. Petroplus, his wife; 403 shares owned by Kristen G. Petroplus, his daughter, for which William G. Petroplus acts as custodian; and 403 shares owned jointly by Alyssa R. Petroplus, his daughter, for which William G. Petroplus acts as custodian.

(5)	Includes 14,149 shares owned by the Beneke Corporation, of which Ms. Beneke serves as President. 11,043 shares have been pledged as collateral on obligations of Ms. Beneke

(6)	Includes 20,000 shares owned by James C. Inman, Jr., her husband.

(7)	Includes 6,222 shares owned jointly by Thomas L. Sable and Janice M. Sable, his wife.

(8)	Includes 1,817 shares owned by Rosalie J. Dlesk, his wife, and 158,142 shares owned jointly by Sylvan J. Dlesk and Rosalie J. Dlesk.

(9)	Includes 100,000 shares owned by Laura G. Inman, his wife.

(10)	Includes 664 shares owned jointly by Judith A. Noice, wife of Thomas A. Noice, and Julia Vejvoda.

(11)	The subsidiary of the Company is: Progressive Bank, N.A., Wheeling, WV.

(12)	The nominees and continuing directors have had the same position or other executive positions with the same employer during the past five years.

The following table sets forth, as of February 13, 2007, the name and address of each person or entity that who owns of record or is the beneficial owner of more than 5 percent of the Company’s stock.

Name & Address	Shares of Stock Beneficially Owned		Percent of Total
Cede & Co. P.O. Box 20 Bowling Green Station New York, NY 10274	914,231	(1)	59.81%
Sylvan J. Dlesk Highland Park Wheeling, WV 26003	161,459	(2)	10.56%
James C. Inman, Jr. R.D. 1 Wellsburg, WV 26070	120,000	(3)	7.85%
Laura G. Inman R.D. 1 Wellsburg, WV 26070	120,000	(4)	7.85%
Officers and Directors as a Group (14 persons)	393,449		25.74%

Notes:

(1)	Depository trust company that holds company shares in street name for brokerage firms and other financial institutions.

(2)	Includes 1,817 shares owned by Rosalie J. Dlesk, his wife, and 158,142 shares owned jointly by Sylvan J. Dlesk and Rosalie J. Dlesk.

(3)	Includes 100,000 shares owned by Laura G. Inman, his wife.

(4)	Includes 20,000 shares owned by James C. Inman, Jr., her husband.

Other than those individuals listed above, as of February 13, 2007, no person was known by the Company to be the beneficial owner of more than 5 percent of the Company’s stock.

V. Transactions with Management and Others

Management personnel of the Company and its subsidiary bank have had and expect to continue to have banking transactions with the bank in the ordinary course of business. Extensions of credit to such persons are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Management believes that these transactions do not involve more than a normal risk of collectibility or present other unfavorable features.

The Company does maintain certain related party transaction and conflict of interest policies that require the disclosure by management, including directors and NEO’s of any business or financial interest or relationship that may pose a potential conflict of interest or which might otherwise interfere with the best interests of the Company. The Company also maintains a Code of Conduct & Ethics under the supervision of the Audit Committee.

None of the directors, executive officers, beneficial owners or immediate family members have an interest or are involved in any transactions with the Company or its bank in which the amount involved exceeds $120,000.00, or was not subject to the usual terms and conditions, or was not determined by competitive bids. Similarly, no director, executive officer or beneficial owner has an equity interest in excess of 10 percent in a business or professional entity that has made payments to or received payments from the Company or its bank in 2004, 2005 or 2006 which exceed 5 percent of either party’s gross revenue for those periods, respectively.

VI. Voting

The affirmative vote of the holders of a majority of the shares entitled to vote which are present in person or represented by proxy at the 2007 Annual Meeting is required to elect directors and to act on any other matters properly brought before the meeting. Shares represented by proxies which are marked “withhold authority” with respect to the election of any one or more nominees for election as directors and proxies which are marked to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees or against such other matters. If a broker indicates on a proxy that the broker does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

In the election for directors every shareholder entitled to vote shall have the right to vote, in person or by proxy, the number of shares owned by him or her for as many persons as there are directors to be elected and for whose election he or she has a right to vote, or, upon 48 hours notice given under West Virginia law, to cumulate his or her votes by giving one candidate as many votes as the number of such directors multiplied by the number of his or her shares shall equal, or by distributing such votes on the same principal among any number of such candidates. Such rights may be exercised by a clear indication of the shareholder’s intent on the form of proxy. Under applicable law, there are no dissenter’s rights of appraisal as to the election of directors.

VII. Independent Auditors

S.R. Snodgrass, A.C. were the auditors for the year ended December 31, 2006. Upon the recommendation of the Audit Committee, the Board of Directors has reappointed them as the Company’s independent registered accounting firm for the year ending December 31, 2007. Shareholder ratification of this selection is not required. A representative of S.R. Snodgrass, A.C. will be present at the meeting with the opportunity to make a statement and/or to respond to appropriate questions from shareholders.

S.R. Snodgrass, A.C. advised the Company that no member of that accounting firm has any direct or indirect material interest in the Company or its subsidiary. The table below presents the fees that were paid by the Company and the bank to S.R. Snodgrass, A.C. during the years ended December 31, 2006 and 2005, respectively.

	2006	2005
Audit Fees (1)	$59,655.00	$54,000.00
Audit Related Fees	$—	$—
Tax Fees (2)	$6,000.00	$6,500.00
All Other Fees (3)	$1,550.00	$—

(1)	Audit fees consist of fees for professional service rendered for the audit of the consolidated financial statements and the review of financial statements included in the Company’s quarterly reports.

(2)	Tax fees consist of fees for the preparation of original and amended federal and state income tax returns and franchise tax returns.

(3)	Other service consist of fees for consulting on various accounting matters.

The audit committee has considered whether S.R. Snodgrass, A.C., has maintained its independence during the fiscal year ended December 31, 2006. The audit committee charter requires that the audit committee pre-approve all audit and non-audit services to be provided to the Company by the independent accountants; provided, however, that the audit committee may specifically authorize its chairman to pre-approve the provision of any non-audit service to the Company. Further, the foregoing pre-approval policies may be waived, with respect to the provision of any non-audit services consistent with the exceptions for federal securities law. All of the services described above for which S.R. Snodgrass, A.C. billed the Company for the fiscal year ended December 31, 2006, were pre-approved by the Company’s audit committee. For the fiscal year ended December 31, 2006, the Company’s audit committee did not waive the pre-approval requirement of any non-audit services to be provided to the Company by S.R. Snodgrass, A.C.

VIII. Shareholder Proposals

Proposals of shareholders intended to be presented at the 2008 Annual Meeting scheduled to be held on April 8, 2008 must be received by the Company by November 15, 2007 for inclusion in the Company’s proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

In order for a shareholder to nominate a candidate for director, under the Company’s Bylaws nominations must be made in writing and shall be delivered or mailed to the president of the Company or to the chairman of the Board not less than 14 days nor more than 40 days prior to any meeting of shareholders called for the election of directors, provided, however, that if less than 21 days’ notice of the meeting is given to shareholders, such nominations shall be mailed or delivered to the president of the Company or the chairman of the Board not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of stock of the Company that will be voted by him or her for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of stock of the Company owned by the notifying shareholder. Nominations not made in accordance with such procedure may, in the discretion of the presiding officer, be disregarded, and upon the presiding officer’s instructions, the vote teller shall disregard all votes cast for each such nominee.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company. Such notice must include a description of the proposed business, the reasons therefore, and other specified matters. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement.

In each case the notice must be given to the Secretary of the Company, whose address is 1701 Warwood Avenue, Wheeling, West Virginia 26003. Any shareholder desiring a copy of the Company’s Bylaws will be furnished one without charge upon written request to the Secretary.

IX. Shareholder Communications with the Board

Any shareholder desiring to contact the Board of Directors or any individual director serving on the Board may do so by written communication mailed to: Board of Directors (Attention: (name of director(s), as applicable), care of Stephanie A. LaFlam, Corporate Secretary, First West Virginia Bancorp, Inc., 1701 Warwood Avenue, Wheeling, West Virginia 26003. Any proper communication so received will be processed by the Corporate Secretary as agent for the Board. Unless, in the judgment of the Corporate Secretary, the matter is not intended or appropriate for the Board (and subject to any applicable regulatory requirements), the Corporate Secretary will prepare a summary of the communication for prompt delivery to each member of the Board or, as appropriate, to the member(s) of the Board named in the communication. Any director may request the Corporate Secretary to produce for his or her review the original of the shareholder communication.

X. Legal Proceedings

The Company is unaware of any litigation other than ordinary routine litigation incident to the business of the Company, to which it or its subsidiary is a party or of which any of their property is the subject.

XI. Annual Report To Shareholders

The Company’s Annual report of Form 10-K, as integrated into the Annual report to Shareholders for the fiscal year ended December 31, 2006, accompanies this proxy Statement. The Annual report does not constitute outside solicitation materials. Additional copies of Form 10-K and any exhibits to Form 10-K are available at no expense. The Company’s public filings may also be obtained free of charge at the Company’s website, www.progbank.com under the tab for “Investor Relations”.

XII. Other Matters

The Company knows of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

Appendix 1

AMEX COMPANY GUIDE

Sec. 121. INDEPENDENT DIRECTORS AND AUDIT COMMITTEE

A. Independent Directors:

(1) Each issuer must have a sufficient number of independent directors on its board of directors (a) such that at least a majority of such directors are independent directors (subject to the exceptions set forth in Section 801 and, with respect to small business issuers, Section 121B(2)(c)), and (b) to satisfy the audit committee requirement set forth below.

(2) “Independent director” means a person other than an executive officer or employee of the company. No director qualifies as independent unless the issuer’s board of directors affirmatively determines that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition to the requirements contained in this Section 121A, directors serving on audit committees must also comply with the additional, more stringent requirements set forth in Section 121B(2) below. The following is a non-exclusive list of persons who shall not be considered independent:

(a) a director who is, or during the past three years was, employed by the company, other than prior employment as an interim executive officer (provided the interim employment did not last longer than one year) (See Commentary .08);

(b) a director who accepted or has an immediate family member who accepted any compensation from the company in excess of $60,000 during any period of twelve consecutive months within the three years preceding the determination of independence , other than the following:

(i) compensation for board or board committee service,

(ii) compensation paid to an immediate family member who is an employee (other than an executive officer) of the company,

(iii) compensation received for former service as an interim executive officer (provided the interim employment did not last longer than one year) (See Commentary .08), or

(iv) benefits under a tax-qualified retirement plan, or non-discretionary compensation;

(c) a director who is an immediate family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;

(d) a director who is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the company made, or from which the company received, payments (other than those arising solely from investments in the company’s securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years;

(e) a director who is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of the issuer’s executive officers serve on the compensation committee of such other entity; or

(f) a director who is, or has an immediate family member who is, a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years.

(3) In the case of an investment company, in lieu of Sections 121A(2)(a) through (f), a director who is an “interested person” of the investment company as defined in Section 2(a)(19) of the Investment Company Act of 1940, other than in his or her capacity as a member of the board of directors or any board committee.

i

Appendix 2

FIRST WEST VIRGINIA BANCORP, INC.

AUDIT COMMITTEE CHARTER

I.	PURPOSE

The primary function of the Audit Committee of First West Virginia Bancorp, Inc. (hereinafter the “Company”) is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to the shareholders, any governmental body, and others; the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures, and practices at all levels.

II.	RESPONSIBILITIES

The responsibilities of the Audit Committee are to:

1. Review and update this Charter annually, reassess the adequacy of the charter, and recommend any proposed changes to the Board of Directors as conditions may dictate.

2. Appoint the independent auditors to be engaged by the Company, establish the audit fees of the independent auditors, pre-approve any non-audit services provided by the independent auditors, including tax services, before the services are rendered.

3. Review and evaluate the performance of the independent auditors and review with the Board of Directors any proposed discharge of the independent auditors.

4. Ascertain that the lead audit partner from the independent auditor’s accounting firm, serves in that capacity for no more than five fiscal years of the Company. In addition, ascertain that any partner, other that the lead partner serves no more than seven years at the partner level on the Company’s audit.

5. Review and concur in the appointment, replacement, reassignment, or dismissal of the internal auditor and director of internal audit.

6. Inquire of management, the director of internal audit, and the independent auditors about significant risks or exposures facing the Company; assess the steps management has taken or proposes to take to minimize such risks to the Company; and periodically reviews compliance with such steps.

7. Consider, with management the rationale for employing audit firms other than the principal independent accountants.

8. Review with the independent auditor, the chief financial officer, and the director of internal audit, the audit scope and plan of the internal auditors and the independent auditors. Address the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

9. Review with the independent auditors:

a. All critical accounting policies and practices used by the Company.

b. All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of the Company, the ramifications of each alternative, and the treatment preferred by the Company.

10. Review with the independent accountants and the director of internal audit:

a. The adequacy of the company’s internal controls including computerized information system controls and security.

b. Any related significant findings and recommendations of the independent auditors and internal auditor services together with management’s responses thereto.

ii

11. Review with management and the independent auditors:

a. The company’s annual financial statements and related footnotes.

b. The independent auditors’ audit of the financial statements and their report thereon.

c. The independent auditors’ judgements about the quality, not just the acceptability, of the company’s accounting principles as applied in its financial reporting.

d. Any significant changes required in the independent auditors’ audit plan.

e. Any serious difficulties or disputes with management encountered during the audit.

f. Matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, Communication With Audit Committees (AICPA, Professional Standards, vol. 1 AU sec. 380), as amended, related to the conduct of the audit.

12. Review with management and the director of internal audit:

a. Significant findings during the year and management’s responses thereto.

b. Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

c. Any changes required in the planned scope of their audit plan.

d. The internal audit department’s outsourced contract amount and outsourced staff qualifications.

e. The internal audit department charter.

f. Internal auditing’s compliance with the Internal Auditor’s (ILA’s) Standards for the professional Practice of Internal Auditing (Standards).

13. Review with management, the independent auditors, and the director of internal audit, filings with the SEC or other regulators, and other published documents containing the Company’s financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

14. Review with management, the independent auditors, and the director of internal audit, the interim financial report before it is filed with the Securities and Exchange Commission (“SEC”) or other regulators. The Chairman of the Audit Committee may represent the entire Committee for purposes of this review.

15. Review with management the policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditor or the independent accountants.

16. Review legal and regulatory matters that may have a material impact on the financial statements, related company compliance policies, and programs and reports received from regulators.

17. Meet with the director of internal audit, the independent accountants, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Audit Committee.

18. Report Audit Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

19. Oversee the preparation of an annual report of the Audit Committee as required by the rules of the SEC. When required by SEC rules, include in the annual Proxy Statement for the Company a report of the Committee in accordance with the Proxy Rules promulgated by the SEC.

20. The Audit Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

iii

21. The Audit Committee shall meet at least four times per year, and each time the company proposes to issue a press release with its quarterly or annual earnings information. These meetings may be combined with regularly scheduled meetings, or more frequently as circumstances require. The audit committee may ask members of management or others to attend the meetings and provide pertinent information as necessary.

22. The Audit Committee shall maintain minutes or other records of its meetings and activities.

23. The Audit Committee will perform such other functions as assigned by law, the Company’s Charter or Bylaws, or the Board of Directors.

24. Conduct executive sessions with the outside auditors, CEO (Chief Executive Officer), CFO (Chief Financial Officer), director of internal audit, general counsel, or anyone else as desired by the committee.

25. Inquire of the CEO and CFO regarding the “quality of earnings” of the company from a subjective as well as an objective standpoint.

26. Review with management and the independent auditor the effect of any regulatory and accounting initiatives, as well as off-balance-sheet structures, if any.

27. Review all material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

28. Periodically review the Company’s code of conduct to ensure that it is adequate and up-to-date. Review with the director of internal audit and the Company’s general counsel the results of their review of the monitoring of compliance with the Company’s code of conduct.

29. Review the procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters that may be submitted by any part internal or external to the organization. Review any complaints that might have been received, current status, and resolution if one has been reached.

30. Review procedures for the confidential, anonymous submission by employees of the organization of concerns regarding questionable accounting or auditing matters. Review any submissions that have been received, the current status, and the resolution if one has been reached.

31. The Audit Committee will evaluate the independent auditors and internal auditors.

32. The Audit Committee will review its effectiveness.

33. Create an agenda for the ensuing year or review and approve the agenda submitted by the Director of internal audit.

III.	COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board. Each member of the Audit Committee shall be a member of the board of directors, in good standing , and shall be independent in order to serve on this committee.

At least one member of the Audit Committee shall be designated as a financial expert. The financial expert shall have an understanding of generally accepted accounting principles (GAAP) and financial statements; ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities; an understanding of internal controls and procedures for financial reporting; and an understanding of audit committee functions. All other members of the Audit Committee shall have a working familiarity with basic finance and accounting practices.

The members of the Audit Committee shall be elected by the Board of Directors at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified.

iv